UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 13, 2017

ECO-STIM ENERGY SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-36909	20-8203420
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

2930 W. Sam Houston Pkwy N., Suite 275
Houston, TX	77043
(Address of principal executive offices)	(Zip Code)

281-531-7200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 13, 2017, Messrs. Andrew Colvin and David Proman advised Eco-Stim Energy Solutions, Inc. (the “Company”) that each would resign as a member of the Board of Directors of the Company (the “Board”), effective immediately. Mr. Proman served on the Nominating and Governance Committee of the Board. Messrs. Colvin’s and Proman’s resignations were not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Effective as of October 13, 2017, in connection with the acceptance of the resignations of Messrs. Colvin and Proman and pursuant to the Company’s Second Amended and Restated Bylaws, the Board appointed Brian R. Stewart and Todd R. Snyder to serve on the Board each as a director of the Company, filling the vacancies created by the resignations of Messrs. Colvin and Proman.

The Board expects to grant to each of Messrs. Stewart and Snyder, as soon as reasonably practicable, an award of restricted stock units under the Eco-Stim Energy Solutions, Inc. 2015 Stock Incentive Plan, as amended from time to time, with an aggregate fair market value of at least $100,000 on the date(s) of grant. In addition, Messrs. Stewart and Snyder will each receive an annual cash retainer of $50,000, payable quarterly in arrears for service on the Board.

Brian R. Stewart. Brian R. Stewart retired from Devon Energy Corporation (“Devon”) in June 2012 after 35 years of service. During a portion of his tenure, he served as Devon’s Chief Engineer responsible for the development and integration of company-wide best practices for horizontal drilling, frac design, and well control. During his last five years at Devon, Mr. Stewart served as the Vice President of Well Engineering for the Offshore Division. Beginning in June 2012 following his retirement from Devon, Mr. Stewart served as President and Chief Executive Officer of U.S. Well Services (“USWS”), a provider of fracturing services in the Appalachian Basin (Marcellus and Utica Shales). Mr. Stewart retired from the day to day operations of USWS on December 31, 2015 but remained on USWS’s Board of Directors until it was recapitalized in February 2017. Mr. Stewart received a BS degree in Petroleum Engineering from Louisiana State University and a MS degree in Engineering Management from the University of Southwestern Louisiana (now UL-Lafayette).

Todd R. Snyder. Mr. Todd R. Snyder is an Executive Vice Chairman of Rothschild & Co., a leading international investment banking and financial advisory firm. Mr. Snyder has also served as a director of Midstates Petroleum Company, Inc. (“Midstates Petroleum”) since October 2016. Before joining Rothschild in March 2000, Mr. Snyder was a Managing Director at Peter J. Solomon Company. Prior to joining Peter J. Solomon Company, Mr. Snyder was a Managing Director at KPMG Peat Marwick in the Corporate Recovery group where he was also National Director of the Corporate Recovery Practice for Government Enterprises (regulated and privatizing industries). Prior to his move to investment banking, Mr. Snyder practiced law at Weil, Gotshal & Manges. Mr. Snyder received a B.A. degree from Wesleyan University and a J.D. from the University of Pennsylvania Law School.

The Stockholder Rights Agreement between the Company and certain of its investors provides funds affiliated with Fir Tree Inc. the contractual right to nominate three members of the Board. Messrs. Stewart and Snyder were nominated for appointment to the Board by funds affiliated with Fir Tree Inc. pursuant to the Stockholder Rights Agreement to fill the vacancies created by the resignations of Messrs. Colvin and Proman. There are no other understandings or arrangements between Messrs. Stewart and Snyder and any other person pursuant to which each of Messrs. Stewart and Snyder was selected to serve as a director of the Board. There are no relationships between Mr. Stewart and the Company or any of its subsidiaries that would require disclosure pursuant to Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, as amended. Mr. Snyder serves as a director of Midstates Petroleum. Midstates Petroleum is a current customer of the Company and accounted for approximately $3.1 million of the Company’s revenue for the six months ended June 30, 2017.

On October 13, 2017, the Company, with the approval of its Board of Directors, entered into an indemnification agreement with each of Messrs. Stewart and Snyder (the “Indemnification Agreement”) in connection with each appointment to serve as a member of the Board. This agreement generally requires the Company to indemnify each of Messrs. Stewart and Snyder to the fullest extent permitted by applicable law against liability that may arise by reason of his service to the Company and to advance expenses incurred as a result of any proceeding against him as to which he could be indemnified. The Indemnification Agreement is in substantially the form provided as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Form of Indemnification Agreement between the Company and its directors and officers (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on August 18, 2017).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECO-STIM ENERGY SOLUTIONS, INC.

October 18, 2017	By:	/s/ Jon Christopher Boswell
	Name:	J. Christopher Boswell
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Form of Indemnification Agreement between the Company and its directors and officers (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on August 18, 2017).